.


                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __________)

      Filed by the registrant |X|
      Filed by a party other than a registrant |_|

      Check the appropriate box:
      |_|  Preliminary proxy statement         |_| Confidential, for use of the
                                                   Commission only (as permitted
                                                   by Rule 14a-6(e)(2))

      |X|  Definitive proxy statement.

      |_|  Definitive additional materials.

      |_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                       Total-Tel USA Communications, Inc.
                     (Name of Registrant as Specified in Its Charter)

        (Name of Person(s) Filing Proxy Statement, of Other Than the Registrant)

      Payment of filing fee (check the appropriate box):

      |X|  No fee required.

      |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
      (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the mount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
      (5) Total fee paid:

--------------------------------------------------------------------------------

      |_|   Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount Previously Paid:

--------------------------------------------------------------------------------
      (2)   Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
      (3)   Filing Party:

--------------------------------------------------------------------------------

      (4)   Date Field:

--------------------------------------------------------------------------------

                       TOTAL-TEL USA COMMUNICATIONS, INC.
                                 150 Clove Road
                        Little Falls, New Jersey  07424


                                NOTICE OF 1998
                        ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of TOTAL-TEL USA COMMUNICATIONS, INC.:

      You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Total-Tel USA Communications, Inc. which will be held at 150
Clove Road, 8th Floor, Little Falls, New Jersey 07424 at 10:00 AM, EDT on Thursday, December 10, 1998, for the following purposes:

      (1)   To elect directors; and

      (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on November 11, 1998, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The share transfer books will not be closed.

      YOU ARE EARNESTLY REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING IN PERSON, YOU MAY WITHDRAW THE PROXY AND VOTE YOUR OWN SHARES.

      By order of the Board of Directors.

                                          Thomas P. Gunning


                                          Secretary


November 11,  1998
Little Falls, New Jersey

                       TOTAL-TEL USA COMMUNICATIONS, INC.
                          ----------------------------

                                 PROXY STATEMENT
                                  ------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                December 10, l998


      The proxy accompanying this Proxy Statement is solicited by the Board of Directors of TOTAL-TEL USA COMMUNICATIONS, INC. (the "Company"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the shareholders' instructions thereon at the 1998 Annual Meeting of Shareholders (the "Meeting"), to be held on Thursday, December 10, 1998 at 10:00 A.M., EDT, at the principal executive offices of the Company 150 Clove Road, 8th Floor, Little Falls, New Jersey, 07424 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

      A proxy may be revoked at any time before it is voted at the meeting by filing with the Secretary of the Company notice to such effect or a duly executed proxy bearing a later date. If no instructions are indicated, the proxies will be voted in accordance with management's recommendations set forth herein. The persons named as proxies intend to vote in accordance with their discretion on any matter which may properly come before the Meeting or any adjournment thereof. Shareholders who are present at the Meeting may revoke their proxies and vote in person if they so desire.

      This Proxy Statement is first being mailed to shareholders on or about November 12, 1998.

                           MATTERS TO BE ACTED UPON
                           ------------------------


      The following matters are to be considered and acted upon at the Meeting:

      1. The election of six directors to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

      2. The transaction of such other business as may properly come before the Meeting or any adjournment thereof.

                   SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND
                   ------------------------------------------
                            CERTAIN BENEFICIAL OWNERS
                            -------------------------

      Only holders of record of the Company's Common Stock at the close of business on November 11, 1998 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 7,721,004 Common shares of the Company. Except as described in "Legal Proceedings - Anderson Litigation," each outstanding share of Common Stock is entitled to one vote at the Meeting; however, no shares of stock may be voted which have been transferred on the Company's books within 20 days, exclusive of the date of the Annual Meeting next preceding such date.

Security Ownership of Certain Beneficial Owners
-----------------------------------------------

      Set forth below is certain information concerning persons who were known by the Company to own beneficially or of record more than 5% of the issued and outstanding shares of Common Stock of the Company as of November 11, 1998.


Name and Address              Number of Shares         Percentage of Class
----------------              ----------------         -------------------

Warren H. Feldman, Esq.       1,174,524 (2)               14.9%
150 Clove Road
Little Falls, NJ 07424

Walter Anderson               1,857,634 (3)               23.6%
Revision LLC
Gold & Appel Transfer, SA
c/o Shereff, Friedman,
Hoffman & Goldman, LLP
919 Thrid Avenue
New York, NY 10022

Solomon Feldman                 886,380                   11.3%
1890 South Ocean Drive
Hallandale, FL  33009

Total-Tel USA                   600,000 (4)                7.6%
Communications, Inc.
Employee Stock Ownership Plan
150 Clove Road
Little Falls, NJ 07424

Michael A. Karp                 438,680 (5)                5.6%
3416 Sansom Street
Philadelphia, PA  19104

Thomas Cirrito                  504,694 (6)                6.4%
6429 Georgetown Pike
Mc Lean, VA 22101

(1) Except as otherwise set forth in the footnotes to this table, all shares are beneficially owned and sole investment and voting power is held by the persons named to the best of the Company's knowledge.

(2) Includes options to purchase 139,000 shares of the Company's Common Stock which are exercisable currently or within 60 days of the date hereof. Warren H. Feldman and Solomon Feldman are subject to certain restrictions on the purchase of additional shares. See "Legal Proceedings - Anderson Litigation."

(3) Does not include 94,930 shares of Common Stock owned by the Foundation for International Non-Governmental Development of Space, of which Mr. Anderson is the President and a director. Mr. Anderson has indicated he controls this entity, but disclaims beneficial ownership of the shares it owns of record. Mr. Anderson, G&A, and Revision, LLC may not vote 477,694 shares at this Meeting and are subject to certain restrictions on the purchase of additional shares. See "Legal Proceedings - Anderson Litigation."

(4) The undistributed shares reflected above may not be voted at this Meeting of shareholders and until a further court order. See "Legal Proceedings - Anderson Litigation."

(5) Mr. Karp has given the Management of the Company a proxy to vote these shares at this Meeting.

(6) Atocha LP of which Mr. Cerrito is general partner owns 484,694 of these shares.

Security Ownership of Management
--------------------------------

      The following table sets forth as of November 11, 1998 information concerning the beneficial ownership of outstanding shares of Common Stock of the Company by each director of the Company, each executive officer, each nominee for election as a director and all directors and officers of the Company as a group:

Name of Beneficial Owner      Number of Shares Owned (1)    Percentage of Class
------------------------      --------------------------    -------------------

Brad Berger                        1,000                           (4)

Solomon Feldman                  886,380                          11.2%

Warren H. Feldman              1,174,524 (2)                      14.9%

Thomas P. Gunning                 50,800 (3)                       (4)

Leon Genet                        91,120                           1.2%

Joseph Kelly                         250                           (4)

Jay J. Miller                        400                           (4)

David Hess                        60,000                           (4)

All directors and officers
as a group (9 in number)       2,264,474 (2)(3)                   28.6%


(1) All shares are beneficially owned and sole investment and voting power is held by the persons named above.

(2) Includes options to purchase 139,000 shares of the Company's Common Stock which are exercisable currently or within 60 days hereof.

(3) Includes options to purchase 45,000 shares of the Company's Common Stock which are exercisable currently or within 60 days hereof.

(4) Less than 1%.

Changes in Control
------------------

      The Company knows of no contractual arrangement which may, at a subsequent date, result in a change of control of the Company.

                              ELECTION OF DIRECTORS
                              ---------------------

      The Board of Directors has fixed the number of directors to be elected at the Annual Meeting of Shareholders at six. The shares represented by the proxies will be voted in favor of the election as directors of the persons named below unless authority to do so is withheld. The directors elected will hold office until the next Annual Meeting of Shareholders and their respective successors are duly elected and qualified.

      Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder entitled to vote at the meeting who was a shareholder of record at the time the notice described in the next sentence is delivered to the Secretary of the Company. Nominations made by shareholders must be made by written notice to the Secretary of the Company at the Company's principal executive offices in Little Falls, New Jersey, not less than 60 nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. However, if the date of the annual meeting is advanced by more than 30 days from such anniversary date, such notice must be delivered no earlier than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such notice must set forth: (i) as to each of such shareholder's nominees for election or reelection as a director, all information relating to such person required to be disclosed in solicitations of proxies for election of directors, or otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such shareholder, as they appear on the Company's books, and of such beneficial owner, and (B) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner. Notwithstanding the foregoing, if the number of directors to be elected is increased and the Company does not make a public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the prior year's annual meeting, a shareholder's notice relating to nominees for any such new positions on the Board of Directors shall be delivered no later than the close of business on the 10th day following the day on which such public announcement is first made by the Company. The foregoing Bylaw provisions are the subject of certain litigation. See "Legal Proceedings - Anderson Litigation."

      The nominees named below were nominated for election to the Board of Directors of the Company by the Management. The name, age, business experience and public directorships of each nominee are as set forth in the table (and accompanying nominee descriptions) below.

Name                    Company Office                Since             Age
----                    --------------                -----             ---

Solomon Feldman         Director                      1959              77

Warren H. Feldman       Chairman of the               1987              42
                        Board and Chief
                        Executive Officer

Leon Genet              Director                      1996              67

Jay J. Miller           Director                      1983              65

Joseph A. Kelly         Director                      1998              31

Brad W. Berger          Director                      1998              43

      The Company's directors all serve for one year terms or until their successors are elected and qualified.

      Mr. Solomon Feldman has served as a director of the Company since 1958. He served as Treasurer of the Company from 1959 until his retirement in April 1997. Solomon Feldman is the father of Mr. Warren Feldman.

      Mr. Warren H. Feldman has served as a director of the Company since April 1987 and Chairman of the Board since September 1993. He has served as President and Chief Executive Officer of the Company since September 1992. From January 1986 until September 1993, he served as Vice President Regulatory Affairs of the Company, and from 1984 until January 1986, as the General Manager of its Total-Tel USA division and General Counsel of the Company. He was elected President of the Total-Tel USA Division in October 1988. Warren H. Feldman is the son of Mr. Solomon Feldman.

      Mr. Leon Genet has served as a director since October 1996. For in excess of the past five years, he has been a partner in Genet Realty, a commercial and industrial real estate brokerage firm. He serves as a member of the National Commerce and Industry Board for the State of Israel Bonds Organization and is a shareholder, director, and officer of LPJ Communications, Inc., which has earned commissions from the Company on the same basis as other independent representatives. See "Certain Relationships and Related Transactions."

      Jay J. Miller, Esq. has served as a director since 1983. He has been a practicing attorney for more than 35 years in New York. Mr. Miller is a director of Edison Control Corporation, a manufacturer of pipe, fittings, and accessories for concrete pumping equipment. He is Chairman of the Board of AmTrust Pacific Ltd., a New Zealand real estate company. Mr. Miller has performed legal services on behalf of the Company. See "Certain Transactions."

      Joseph A. Kelley has served as a director of the Company since August 1998. Since 1984, Mr. Kelley has been Vice President of Corporate Development for Career Blazers, Inc., the parent corporation of several specialty and commercial staffing and training companies.

      Brad W. Berger has served as a director of the Company since August 1998. He is currently Executive Vice President and a principal of RMC Development Company LLC, a Westchester County, New York-based real estate developer. He is also Director of Business Development for the New Jersey-based Mack-Cali Realty Corporation, one of the largest REIT's in the United States.

Board of Directors
------------------

      The Company's Board of Directors currently consists of six persons, two of which are members of management and four of whom are non-management directors. During the fiscal year ended January 31, 1998, the Board held six meetings attended by all of the directors.

      The Company's Board of Directors has Audit and Compensation Committees, but does not have a Nominating Committee or a committee performing a similar function. The Audit Committee consists of two non-management directors, Brad Berger and Joseph Kelly. The Committee reviews, analyzes and may make recommendations to the Board of Directors with respect to the Company's financial statements and controls. In that context, the Board of Directors has forwarded to the Audit Committee correspondence received by it from counsel to Revision LLC which requested an independent investigation of certain actions of officers and directors of the Company. The Audit Committee, consisting of disinterested directors, is currently reviewing Revision's requests. The Committee has met and intends to meet from time to time with the Company's independent public accountants to monitor their activities. The Compensation Committee consists of Messrs. Berger, Genet, Miller and Warren Feldman and is charged with reviewing and recommending the compensation and benefits payable to the Company's senior executives.

Required Shareholders' Vote
---------------------------

      Assuming the presence of a quorum (a majority of the total issued and outstanding shares of Common Stock of the Company exclusive of the undistributed shares in the Company's Employee Stock Ownership Plan and shares which may not be voted by Revision LLC. See "Legal Proceedings - Anderson Litigation.") the favorable vote of the holders of a majority of the shares present and voting at the Meeting for the election of each nominee is required for his election.


                                   MANAGEMENT
                                   ----------

      The following table sets forth, as of the date of this Proxy Statement, the name, age, and position within the Company of each executive officer of the Company. Their respective backgrounds are described following the table.

Name                    Company Office                            Age
----                    --------------                            ---

Warren H. Feldman       Chairman of the Board                     43
                        and Chief Executive Officer

David Hess              President                                 37

Eugene I. Davis         Chief Operating Officer                   43

Thomas P. Gunning       Chief Financial Officer, Vice             60
                        President, Treasurer and Secretary

Bennett Goldberg        Senior Vice President -                   40
                        National Accounts
                        Total-Tel, Inc.

      Mr. Warren H. Feldman was elected Chairman of the Board in September 1993 and President and Chief Executive Officer of the Company in September, 1992. Prior to such time, he served as Vice President - Regulatory Affairs of the Company since January, 1986 and was the General Manager of its Total-Tel USA division and in-house General Counsel of the Company since 1984. He was elected a director on April 1, 1987 and President of the Total-Tel USA Division on October 27, 1988. Warren H. Feldman is the son of Mr. Solomon Feldman.

      David Hess, President and Chief Operating Officer of Total-Tel, Inc., joined Total-Tel Carrier Services, Inc., an operating subsidiary of the Registrant, in May 1995 as Vice President. Mr. Hess was appointed Senior Vice President of Total-Tel Carrier Services, Inc. in October 1996. On September 27, 1997, Mr. Hess was promoted to President of Total Tel, Inc. Prior to joining the Company, Mr. Hess served as Director of Eastern Regional Carrier Sales for West Coast Telecommunication, Inc. from 1993 to 1995. From 1991 to 1993, Mr. Hess was National Account Manager for Sprint Carrier Services. From 1989 to 1993, Mr. Hess was Strategic Account Manager for United Telephone Systems. From 1986 to 1989, Mr. Hess was employed by MCI in various sales management positions.

      Eugene I. Davis has served as Chief Operating Officer of the Company since October 1, l998. From April 1998 until October 1, l998, Mr. Davis served as a consultant to the Company. Mr. Davis served as Vice Chairman of Emerson Radio Corp. ("Emerson"), an American Stock Exchange listed company, since December 1996 and President from October 1994 until December 1996, Interim Chief Financial Officer since February 1993, and a director since September 1990. Mr. Davis also served as Executive Vice President of Emerson from July 1992 until October 1994. Prior thereto, Mr. Davis was in the private practice of law in Dallas, Texas. since August 1992, Mr. Davis has also served as a director of Tipperary Corporation, an American Stock
Exchange-listed company. Mr. Davis also served as Vice Chairman and a Director of Sport Supply Group, Inc., a New York Stock Exchange listed company since December 1996.

      Thomas P. Gunning was appointed Chief Financial Officer in September 1994 and Secretary of the Company in January 1995. He served as Controller of the Company from September 1992 until 1997. He is a Certified Public Accountant licensed by the States of New York and New Jersey. From 1989 until joining the Company, Mr. Gunning was the Senior Audit Manager at Rosenberg Selsman & Company a certified public accounting firm.

      Bennett Goldberg joined Total-Tel, Inc., the principal operating subsidiary of the Company, in February 1983, as an account executive. In January 1992, Mr. Goldberg was promoted to Vice President of Sales. In June 1994, Mr. Goldberg was promoted to Senior Vice President of Total-Tel , Inc.

                             EXECUTIVE COMPENSATION
                             ----------------------

      The following table sets forth the compensation which the Company paid during the fiscal years ended January 31, 1998, 1997 and 1996 to the Chief
Executive Officer and to each executive officers of the Company or persons performing similar functions whose aggregate remuneration exceeded $100,000, as well as to one of the Company's key employees:



                                                     Summary Compensation Table
                                                     --------------------------


Name and       Fiscal Year        Annual Compensation           Other               Compensation
Principal      Ended                                            Annual              Awards         All Other
Position       January 31        Salary ($)      Bonus(s)       Compensation ($)    Options (#)    Compensation(s)
--------       ----------        ----------      --------       ----------------    -----------    ---------------
Warren H.           1998           $287,115(1)    $350,000                                               $15,325
Feldman             1997           $315,000(1)    $295,000                                               $ 7,025
Chairman and        1996           $195,103(1)    $274,241                                               $ 4,667
Chief Executive
Officer

Kelvin Alward       1998(2)(3)     $268,817       $270,499                                               $12,877
President and       1997           $315,000       $280,000                                               $ 9,769
Chief Operating     1996           $195,000       $274,241                                               $ 6,010
Officer

Bennett Goldberg    1998           $ 90,000       $216,129
Senior Vice         1997           $ 90,000       $168,572
President of        1996           $ 90,000       $123,175
Total-Tel, Inc.

David Hess          1998           $264,615       $176,773       $115,008 (4)                            $ 8,655
President and
Chief Operating
Officer of
Total-Tel, Inc.

Jeff Slater         1998           $235,846       $235,433                                               $ 3,461
Senior Vice
President of
Total-Tel, Inc.

Thomas P. Gunning   1998           $116,000       $  4,000                                               $ 8,265
Vice President      1997           $ 95,231       $  6,000                                               $ 6,560
Chief Financial
Officer, Treasurer
and Secretary


(1)  Does not include annual Director's fee of $15,000

(2) Resigned as an officer of the Company on January 23, l998.

(3) Does not include director's fee of $2,500.

(4) The amount shown represents commissions paid to Mr. Hess in his capacity as Vice President of Total-Tel Carrier Services, Inc.

401(K) Savings and Investment Plan
----------------------------------

      On February 3, 1992, the Company adopted a 401 (K) plan for eligible hourly and salaried employees, including officers, who may elect to contribute, subject to Internal Revenue Code limitations, from 1% to 15% of their wages and salaries. The contributions are currently invested in any one of six investments funds, each of which has a different investment objective.

      An employee may contribute up to $10,000 per year, and the Company will match a certain percentage of each employee's contribution.

Option Plans
------------

      In October 1987, the Company adopted its 1987 Stock Option Plan and in October 1996, adopted its 1996 Stock Option Plan (the "Option Plans"). The Option Plans provide that certain options granted thereunder are intended to qualify as "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code, while non-qualified options may also be granted under the Option Plans. Incentive stock options may be granted only to employees of the Company, while non-qualified options may be granted to non-executive directors, consultants and others as well as employees.

      The Option Plans may be administered by the Compensation Committee of the Company's Board of Directors. The Company has reserved 664,900 shares of Common Stock under the 1987 Option Plan and 300,000 shares of Common Stock under the 1996 Option Plan for issuance to employees, officers, directors and consultants of the Company. The options granted prior to July 15, 1994 have been adjusted for a 10% stock dividend. The shares for options granted prior to July 1, 1996 have been adjusted to reflect a 2-for-1 stock split, and options granted prior to July 1, 1998 have been adjusted to reflect a 2-for-1 stock split.

      No option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, an option may be exercised only by him. In the event of termination of employment other than by death or disability, the optionee will have one month (subject to extension not to exceed an additional two months) after such termination during which he may exercise his option. Upon termination of employment of an optionee by reason of death or permanent total disability, his option remains execrable for one year thereafter to the extent it was execrable on the date of such termination. No similar limitation applies to non-qualified options.

      Options under the Option Plans must be granted within 10 years from the effective date of the respective Option Plan. Incentive stock options granted under the Option Plans cannot be exercised later than 10 years from the date of grant. Options granted under the Option Plans permit payment of the exercise price in cash or by delivery to the Company of shares of Common Stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of Common Stock to purchase additional shares of Common Stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

      Any options which expire unexercised or that terminate upon an employee's ceasing to be employed by the Company become available once again for issuance under the Option Plans.


                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                -------------------------------------

                                                          Individual Grants
                                                          -----------------
                         Number of
                         Securities
                         Underlying     % of Total                                             Potential Realized Value
                         Option/SARs    Options/SARs      Exercise or                          At Assumed Annual Rates
                         Appreciation   Granted to        Base Price                           of Increase in Stock Price
                         Granted        Employees         ($/Sh)                               for Option Term
Name                     (#)(1)(4)(5)   in Fiscal Year    Price                Date                 5%             10%
----                     ------------   ---------------   -----                ----                 --             ---


                                                                          C>
Warren Feldman             80,000          17.24%         $  7.25        January 15, 2001         $124,994       $269,178
Kevin Alward (2)           80,000          17.24%         $  7.25        January 15, 2001         $124,994       $269,178
David Hess                 40,000           8.62%         $  7.25        January 15, 2001         $ 62,497       $134,589
David Hess                100,000          21.55%         $ 10.00        September 29, 2001       $215,506       $464,100
Jeffrey Slater (3)         40,000           8.62%         $  7.25        January 15, 2001         $ 62,497       $134,589
Jeffrey Slater (3)         80,000          17.24%         $ 10.00        January   2, 2001        $172,405       $371,280


(1) Stock options granted under the 1996 Option Plan. One fifth of the new options are exercisable on each of the first, second, third, fourth, and fifth anniversary dates of the original grant.

(2) Kevin Alward exercised options to acquire 10,000 shares on January 16, 1998. The balance of his options were canceled following the termination of his employment with the Company.

(3)  The  options  granted  to  Jeffrey  Slater  were  canceled   following  the
     termination of his employment with the Company.

(4) All per share amounts have been restated to reflect the 2-for-1 stock split effective on July 1, 1998.

(5) The table above does not reflect restricted shares or options to purchase additional shares of the Company's Common Stock which have been granted to the Company's executives and directors during the current fiscal year as follows (all shares reflect the 2-for-1 stock split effectuated on July 1,
     1998):
                              Shares                              Options
                              Granted                             Granted
                              -------                             -------

David Hess                     50,000                              30,000
Bennett Goldberg                5,000                               2,000
Thomas Gunning                  4,000                               2,000


                                      AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR (1)
                                                AND FISCAL YEAR-END OPTION/SAR VALUES
                                      --------------------------------------------------------
                                    Number of
                                                       Securities               Value of
                                                       Underlying               Unexercised
                                                       Unexercised              in-the-Money
                                                       Options/SARs at          Options/SARs at
                                                       Fiscal Year-End(#)       Fiscal Year-End(#)
                  Shares Acquired
Name              on Exercise(#)   Value Realized($) Exercisable Unexercisable  Exercisable   Unexercisable
----              --------------   ----------------- ----------- -------------  -----------   -------------

Warren Feldman         138,400       $155,892          268,000      60,000      $3,465,125     $   442,500
Kevin Alward           520,000       $988,263               --          --              --              --
David Hess                  --             --           25,000     165,000        $224,063      $1,114,063
Jeffrey Slater           9,544         11,543           71,800     118,000        $776,695      $  676,290
Thomas Gunning              --             --           43,000       2,000         $572,513     $   20,500


(1) All per share amounts have been restated to reflect the 2-for-1 stock split effective on July 1, 1998.

EMPLOYEE STOCK OWNERSHIP PLAN
-----------------------------

      On September 1, 1998, the Company established the Total Tel USA Communications, Inc. Employee Stock Ownership Plan (ESOP). The purpose of the ESOP is to permit participating employees to share in the growth and prosperity of the Company through commitment and dedication to the Company. Concurrently with the establishment of the ESOP, the Company contributed 600,000 shares of its Common Stock to the Plan, which is administered through a trust (the "Trust") by Summit Bank, as trustee (the "Trustee"). The Trustee was designated by the Board of Directors.

      Subsequent contributions to the ESOP will be determined in the sole and absolute discretion of the Board of Directors based upon, among other things, the financial performance of the Company. The Trust will hold all investments for the ESOP as directed by a committee appointed by the Board of Directors (the "ESOP Committee"). The initial members of the ESOP Committee are the members of the Company's Board of Directors. However, until the resolution of the litigation described in "Legal Proceedings - Anderson Litigation," neither Solomon Feldman nor Warren Feldman will participate on such Committee.

      Each employee of the Company who completes 1,000 or more hours of service within a 12-month period of employment with the Company, and is 21 years of age or greater, is eligible to participate in the ESOP. On the last day of each ESOP plan year, the contributions for such year will be allocated, subject to the limitations on allocations contained in the ESOP and under applicable law, among the eligible participants in the proportion that each participant's compensation for that year bears to the compensation of all eligible participants, with each individual participant's allocation credited to his individual account.

      The Trustee generally shall vote shares of Common Stock held under the ESOP in accordance with the written instructions of the ESOP Committee, but subject to its fiduciary duties. To the extent that shares of Common Stock under the ESOP have been allocated to individual participants' accounts, the Trustee will vote such shares in accordance with the participants' written instructions. The Trustee will vote any unallocated shares of Common Stock in the Trust, or any allocated Common Stock as to which instructions have not been received, in such manner as shall be directed by the ESOP Committee. The undistributed ESOP shares will not be voted at this Meeting or future meetings of the company's shareholder's until a further court order. See "Legal Proceedings - Anderson Litigation."

Compensation of Directors
-------------------------

      Each director of the Company receives $15,000 per year for service in such capacity.

Legal Proceedings
-----------------

      Anderson Litigation
      -------------------

      On March 31, l998, the Board of Directors of the Company adopted a Shareholder Rights Plan (the "Rights Plan"). This measure was taken shortly after one of the Company's officers and directors declined a private offer from Walt Anderson to purchase from him and his family sufficient shares to give Mr. Anderson control of the Company. Through Gold & Appel Transfer, S.A. ("G&A"), Mr. Anderson had already acquired almost 30% of the outstanding shares of Common Stock as of March 1998.

      In response to the adoption of the Rights Plan, and certain By Law amendments adopted on April 7, l998, G&A filed a lawsuit seeking to enjoin the effectiveness of the Rights Plan and the By Law amendments. On April 13, l998, the Superior Court of New Jersey, Chancery Division, entered an order preserving the status quo on the ownership of the Company's Common Stock by Mr. Anderson and G&A and Solomon Feldman and Warren Feldman pending completion of expedited discovery and additional briefing on G&A's motion for a preliminary injunction. After a hearing on May 20, l998, the Court on June 2, l998 continued the earlier status quo order and specifically ordered Mr. Anderson and G&A not to "purchase or acquire, directly or indirectly, any stock of Total-Tel" pending a trial on the merits.

      Less than a week after entry of the Court's June 2, l998 Order, G&A transferred all but 100 shares of the Common Stock owned by it to a newly-created entity, Revision LLC, in return for which G&A received 100% of the non-voting membership interests in Revision LLC. G&A transferred its remaining 100 shares of the Company's Common Stock to Mr. Anderson for no consideration. Mr. Anderson is the sole manager and has 100% of the voting membership interests in Revision LLC. At a hearing on July 24, 1998, the Court ordered that Revision LLC be added as a plaintiff, but denied G&A's request to be removed from the case. The Court not only continued the restraints against Mr. Anderson and G&A, but also prohibited Revision LLC from directly or indirectly purchasing or acquiring additional shares of the Company's Common Stock.

      On August 7, l998, the Company requested the Court to determine whether Walt Anderson and G&A had intentionally violated the Court's orders by continuing to purchase Common Stock through Mr. Anderson's longtime friend and close business associate, Thomas J. Cirrito. Through discovery, the Company learned that Mr. Anderson and Mr. Cirrito discussed Mr. Anderson's plans to obtain control of the Company before Mr. Anderson filed suit against the Company, that Messrs. Anderson and Cirrito discussed placing Mr. Cirrito on the Company's Board of Directors, and that Mr. Cirrito acquired over 500,000 shares of Common Stock after the Court's orders were entered and only after Mr. Anderson had informed Mr. Cirrito that a large block of Common Stock was becoming available so that Mr. Cirrito could purchase that block.

      On September 28, l998, the Superior Court of New Jersey found Mr. Anderson and G&A to have violated the Company's liitigant rights due to a violation of certain of the Court's previous orders. Those orders prohibited Mr. Anderson and G&A from purchasing or acquiring, directly or indirectly, any additional shares of the Company's stock pending resolution of the Anderson litigation. The Court found, on the basis of compelling evidence, that Mr. Anderson had continued his purchases of the Company's stock through his close business associate, Thomas J. Cirrito. In particular, while the Court's orders were in effect, Mr. Anderson discussed his litigation strategy with Mr. Cirrito, Mr. Cirrito tentatively agreed to serve on a slate of directors which Mr. Anderson may submit to the Company's shareholders, and Mr. Anderson alerted Mr. Cirrito to the availability of a large block of the Company's shares so that Mr. Cirrito could purchase those shares. The Court enjoined Mr. Anderson from voting 477,694 shares of the Company's stock, a number equivalent to those purchased by Mr. Cirrito following the date of the Court's orders. In addition, the Court ordered Mr. Anderson, Revision, and G&A to pay legal fees and expenses incurred by the Company in investigating and bringing the matter before the Court.

      Further, on October 9, l998, the Court upheld the validity of the Company's recently-adopted ESOP, and found that its adoption was not in violation of Mr. Anderson's rights. The Court determined that adoption of the ESOP was an appropriate business judgment, designed to attract and retain employees. At the Court's direction, the shares contributed to the ESOP by the Company which have not been distributed will not be voted until further order of the Court. The Court refused to award Mr. Anderson legal fees for pursuing this matter.

Other Litigation
----------------

      The Company brought suit in Civil Court of the City of New York, County of New York against a customer, Community Network Services, Inc. d/b/a Telecommunity, for the recovery of an account receivable of $37,917 plus interest, attorneys fees and damages. Defendant asserted a counter claim against the Registrant in the Supreme Court of the State of New York, County of New York alleging breach of contract and seeks compensatory and punitive damages of $1,300,000. The Company believes the counter suit is without merit and is vigorously defending this action.

Compensation Committee Report on Executive Compensation
-------------------------------------------------------

      The Company has grown substantially over the past five years. The Board of Directors has remunerated the Company's executive officers based on not only upon the size and needs of the Company at the present time, but with due consideration of their ability to lead a substantially larger organization in the future.

      The Compensation Committee believes that the Company provides compensation to the Company's executive officers in amounts comparable to companies in the industry and geographical area in which the Company operates having similar operating and growth characteristics. A substantial portion of the compensation is tied to achievement of budgets and other management goals.

      The salary and other compensation paid to the Chief Executive Officer of the Company in the fiscal year ended January 31, 1998 were determined primarily based upon the following factors:

1.    Increased revenue and earnings of the Company.

2. Compensation level of executive officers of companies engaged in businesses like the Company's with similar growth and earning characteristics.

3. Responsibilities and tasks to be achieved within the Company.


                                    Respectfully submitted,



                                    Leon Genet

                                    Jay J. Miller

Stock Performance Chart
-----------------------

     The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation) during the previous five years in comparison to returns of the NASDAQ Stock Market (U.S.) Index and a peer group index. The peer group index used in the NASDAQ Telecommunications Stock Index.

                      Comparative Five-Year Total Returns*
                              TOTAL TEL USA STOCK

                                     Factor
Total Tel Stock                                         52.2876
---------------                                         -------
January 31, 1993                1.9125                  100.000
January 31, 1994                7.4250                  388.235
January 31, 1995                8.6250                  450.980
January 31, 1996                8.9375                  427.320
January 31, 1997               17.500                   915.033
January 31, 1998               29.250                 1,529.412

NASDAQ-US                                                Factor
Components                                               .44610
----------                                               ------
January 31, 1993              224.165                   100.000
January 31, 1994              257.805                   115.007
January 31, 1995              245.953                   109.720
January 31, 1996              347.606                   155.067
January 31, 1997              455.685                   203.281
January 31, 1998              538.988                   240.442

Peer Group                                               Factor
(Telecommunications Stock)                              .291262
--------------------------                              -------
January 31, 1993              343.333                   100.000
January 31, 1994              518.169                   150.923
January 31, 1995              432.491                   125.968
January 31, 1996              581.216                   169.287
January 31, 1997              594.035                   173.020
January 31, 1998              912.746                   265.848

Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in Total-Tel Common Stock,

* Cumulative total return assumes reinvestment of dividends.
NASDAQ Stock Market (U.S.) Index, and Peer Group.

The stock price performance depicted in the above graph is not necessarily indicative of future price performance. This graph will not be deemed incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Exchange Act, except to the extend the Company specifically incorporates the graph by reference.

Certain Relationships and Related Transactions
----------------------------------------------

      On December 1, 1993, the Company leased approximately 21,300 square feet of warehouse space in Belleville, New Jersey from a partnership in which two of the partners are directors and major shareholders of the Company. During the fiscal year ended January 31, 1996, the Company paid rent of $59,760 to the partnership. The annual rent for this facility is $58,560 for the first three years and $63,885 for years four and five plus a proportionate share of real estate taxes. A renewal of the lease is currently being negotiated. The foregoing transaction were made upon terms considered by the Management to be not less favorable to the Company than like transactions negotiated at arm's length.

      Jay J. Miller, a director of the Company, has provided various legal services for the Company. During Fiscal 1998, Mr. Miller was paid an aggregate of approximately $172,000 for legal services rendered on the Company's behalf. The Company believes that Mr. Miller's fees were reasonable for the services performed and were no less favorable to the Company than could have been obtained from an unrelated third party.

      Leon Genet, a director of the Company, has provided agent services for Total-Tel through his wholly-owned company, LPJ, Inc. During Fiscal 1998, LPJ, Inc. was paid commissions of $76,580. The fees paid to LPJ, Inc. were paid on the same basis as for other agents retained by the Company.

Section 16 (a) Beneficial Ownership Reporting Compliance
--------------------------------------------------------

      Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("Ten Percent Owners"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such officers, directors and Ten Percent Owners are required by SEC regulations to furnish the Company with copies of all Section 16 (a) forms they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, l998, the executive officers, directors and Ten Percent Owners complied with all applicable Section 16 (a) filing requirements, except that a report covering a sale of shares of Common Stock was inadvertently filed late by Mr. Leon Genet.

Compensation Committee Interlocks and Insider Participation
-----------------------------------------------------------

      During fiscal year ending January 31, l998, Warren H. Feldman, Leon Genet, and Jay J. Miller served, and currently are serving, as members of the Compensation Committee of the Board of Directors.

                                  PROPOSALS OF
                                  ------------
                      SHAREHOLDERS FOR 1999 ANNUAL MEETING
                      ------------------------------------

      Proposals of shareholders intended to be presented for action at the 1999 Annual Meeting of Shareholders must be received at the Company's offices not later than July 15, 1999 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. The terms and conditions of applicable provisions of the Company's Bylaws, as described elsewhere in this Proxy Statement and Rule 14a-8 under the Securities Exchange Act of 1934 shall apply to any such submission.

                                ANNUAL REPORT
                                -------------

      The Annual Report of the Company for the fiscal year ended January 31, 1998, including financial statements, is being mailed to shareholders together with this Proxy Statement. No part of such Annual Report shall be regarded as proxy soliciting material or as a communication by means of which any solicitation is being or is to be made.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
                    ----------------------------------------

      Deloitte & Touche LLP or a predecessor, has served as the independent certified public accountants of the Company since 1962. The Company intends to appoint Deloitte & Touche LLP as its independent certified public accountants for the fiscal year ending January 31, 1999. Deloitte & Touche has indicated that it expects to have a representative at the Meeting. The representative will be afforded an opportunity to make a statement, if he desires, and will be available to respond to appropriate shareholder questions.

                       VOTING AND SOLICITATION OF PROXIES
                       ----------------------------------

      The solicitation of proxies in the accompanying form is made by the Company's Board of Directors, and the cost thereof will be borne by the Company. The Company may solicit proxies by mail, telephone, or telegraph. Brokerage firms, custodians, banks, trustees, nominees or other persons holding shares in their names, will be reimbursed for their reasonable expenses in forwarding proxy materials to their principals.

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter to be presented before the Meeting. In the event any other matter is properly brought before the Meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

      It is important that proxies be returned promptly. Therefore, whether or not you plan to attend in person, you are asked to execute and return your proxy in the enclosed, postage prepaid, envelope.

      By Order of the Board of Directors.



                                          Thomas P. Gunning
November 11, 1998                         Secretary

                       TOTAL-TEL USA COMMUNICATIONS, INC.
                                      1998
                         ANNUAL MEETING OF SHAREHOLDERS

      The undersigned hereby appoints WARREN H. FELDMAN and THOMAS P. GUNNING, or either of them, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all stock of the undersigned in TOTAL-TEL USA COMMUNICATIONS, INC. at the 1998 Annual Meeting of Shareholders, to be held on Thursday, December 10, 1998 at 10:00 A.M, EDT at 150 Clove Road, Little Falls, New Jersey, 07424 or at any adjourned session thereof. Said proxies are directed to vote the shares the undersigned would be entitled to vote upon the following matters, more fully described in the accompanying Proxy Statement:

      (1)   Election of Directors

         (  )  FOR all nominees (except          (  )  WITHHOLD AUTHORITY
               as authority is withheld                to vote for all nominees
               by striking a line through
               the nominee's name)

                  Brad W. Berger          Warren H. Feldman
                  Solomon Feldman         Leon Genet
                  Joseph A. Kelly         Jay J. Miller



THE  SHARES  REPRESENTED  BY THIS  PROXY  WILL BE VOTED IN  ACCORDANCE  WITH THE
INSTRUCTIONS SET FORTH ABOVE. IF NO INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS, AND, IN THEIR DISCRETION, AS TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING. THE UNDERSIGNED HEREBY REVOKES ANY PREVIOUS PROXIES WITH RESPECT TO THE MATTERS COVERED IN THIS PROXY.

Dated:                        , 1998

                                                  ----------------------------

                                                  ----------------------------
                                                  Signature(s)of Shareholder(s)

Please sign exactly as name or names appear hereon. Kindly sign and return this proxy immediately. No postage required if mailed in the United States in the accompanying envelope.

                THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT